ELECTRO-SENSORS, INC. AND SUBSIDIARIES
           CALCULATION OF WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND
         INCOME FOR DETERMINATION OF EARNINGS PER SHARE OF COMMON STOCK
                                   EXHIBIT 11




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                                                   1995               1994             1993
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
Common shares:
Weighted average common shares:
Outstanding                                      1,901,840         1,878,278       1,880,767
For stock options                                   13,085            23,172          35,807
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Weighted average number of common
shares and common stock
equivalents outstanding                          1,914,925         1,901,450       1,916,574

Additional shares for stock options                  8,912               808           1,153
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Weighted average number of common
shares and common stock
equivalents outstanding
assuming full dilution                          1,923,837          1,902,258       1,917,727
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Net income applicable to common shares
and common stock equivalents                   $  785,256         $  459,713        $505,223
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Net income applicable to common shares
and common stock equivalents,
assuming full dilution                         $  785,256         $  459,713        $505,223
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